PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.
2004 STOCK INCENTIVE PLAN

THIS AGREEMENT (sometimes referred to as this “Award”) is made as of the Grant Date, by Omega Healthcare Investors, Inc. (the “Company”) to ______________ (the “Recipient”) subject to acceptance by the Recipient.

Upon and subject to the Terms and Conditions attached hereto and incorporated herein by reference as part of this Agreement, the Company hereby awards as of the Grant Date to the Recipient, the Restricted Units (the “Restricted Unit Grant”). Underlined and capitalized terms in items A through F below shall have the meanings there ascribed to them.

A.	Grant Date: May 7, 2007.

B.	Plan (under which Restricted Unit Grant is granted): Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.

C.
Restricted Units: _________Restricted Units. Each Restricted Unit represents the Company’s unsecured obligation to issue one share of the Company’s common stock (“Common Stock”) and accrued dividend equivalents (and accrued interest) in accordance with this Agreement, subject to the Vesting Schedule and subject to adjustment as provided in the attached Terms and Conditions.

D.
Vesting Schedule: The Restricted Units and shares of Common Stock represented by the Restricted Units (the “Shares”) shall vest according to the Vesting Schedule attached hereto as Exhibit 1 (the “Vesting Schedule”). The Restricted Units and Shares which have become vested pursuant to the Vesting Schedule are herein referred to as the “Vested Units” and “Vested Shares,” respectively.

E.
Distribution Date of Vested Shares. Vested Shares attributable to Vested Units are to be issued and distributable within ten (10) business days following the earliest of the events listed below, subject to receipt from the Recipient of the required tax withholding:

1.	January 2, 2011;

2.	the Recipient’s cessation of services as an employee, director or consultant of the Company or an Affiliate due to the Recipient’s death or Disability; or

3.	the Recipient’s resignation from the Company for Good Reason or termination of employment by the Company without Cause.

F.
Distribution Date of Dividend Equivalents. Dividend Equivalents (and accrued interest) attributable to Restricted Units that are or become Vested Units are distributable to the Recipient on the same date as Vested Shares are distributable to the Recipient under Section E above.

IN WITNESS WHEREOF, the Company and the Recipient have executed this Agreement as of the Grant Date set forth above.

RECIPIENT     OMEGA HEALTHCARE INVESTORS, INC.

By:

[Signature]     Title:

TERMS AND CONDITIONS TO THE
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.
2004 STOCK INCENTIVE PLAN

1.  Payment for Restricted Units. This Section applies to Vested Units. The Company shall issue and deliver a share certificate representing the number of Vested Shares attributable to Vested Units to the Recipient within ten (10) business days following the Distribution Date of Vested Shares. In the event that the Recipient forfeits any of the Restricted Units, and the number of Vested Units includes a fraction of a Share, the Company shall not deliver the fractional Share, and the Company shall pay the Recipient the amount determined by the Company to be the estimated fair market value thereof. In the event the number of shares of Common Stock is increased or reduced by a change in the par value, split-up, stock split, reverse stock split, reclassification, merger, reorganization, consolidation, or otherwise, the Recipient agrees that any certificate representing shares of Common Stock or other securities of the Company issued as a result of any of the foregoing shall be subject to all of the provisions of this Award as if initially granted thereunder.

2.  Dividends Equivalents. Each Restricted Unit will accrue an amount equal to the dividends per share paid on Common Stock to Shareholders of record on or after the Grant Date. Dividends equivalents attributable to Restricted Units that are or become Vested Units will be paid to the Recipient within ten (10) business days following the Distribution Date for Dividend Equivalents, with interest accrued on a quarterly basis at a rate equal to the Company's average borrowing rate for the preceding calendar quarter as determined in the sole discretion of the Company, and less required tax withholding. Dividend equivalents (and interest) on Restricted Units that do not become Vested Units are not paid to the Recipient but are forfeited when the Restricted Units to which they relate are forfeited.

3.  Tax Withholding.

(a) The Recipient must deliver to the Company, within ten (10) days after written notification from the Company as to the amount of the tax withholding that is due, either (i) cash, or (ii) a certified check payable to the Company, in the amount of all tax withholding obligations imposed on the Company on the Distribution Date of the Restricted Shares, except as provided in Section 3(b), or (iii) by tendering a number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock on the Distribution Date of the Restricted Shares, is sufficient to satisfy the minimum amount of the required tax withholding obligations imposed on the Company (the “Stock Tendering Election”); provided, however, the Committee may in its sole discretion, disapprove and give no effect to the Stock Tendering Election by giving written notice to the Recipient within ten (10) days after receipt of the Stock Tendering Election, in which event the Recipient must deliver, within ten (10) days after receiving such notice, the tax withholding in the manner provided in clause (i) or (ii). If the Recipient does not timely satisfy payment of the tax withholding obligation, the Recipient will forfeit the Vested Shares.

(b) In lieu of paying the tax withholding obligation as described in Section 3(a), Recipient may elect to have the actual number of Vested Shares reduced by the number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock on the Distribution Date of the Vested Shares, is sufficient to satisfy the minimum amount of the required tax obligations imposed on the Company on the Distribution Date of the Vested Shares (the “Withholding Election”). Recipient may make a Withholding Election only if all of the following conditions are met:

(i) the Withholding Election must be made within ten (10) days after the Recipient receives written notification from the Company as to the amount of the tax withholding that is due (the “Tax Notice Date”), by executing and delivering to the Company a properly completed Notice of Withholding Election, in substantially the form of Exhibit 2 attached hereto; and

(ii) any Withholding Election made will be irrevocable; however, the Committee may, in its sole discretion, disapprove and give no effect to any Withholding Election, by giving written notice to the Recipient no later than ten (10) days after the Company’s receipt of the Notice of Withholding Election, in which event the Recipient must deliver to the Company, within ten (10) days after receiving such notice, the amount of the tax withholding pursuant to Section 3(a).

4.  Restrictions on Transfer. Except for the transfer by bequest or inheritance, the Recipient shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Units. Any such disposition not made in accordance with this Award shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Award.

5.  Additional Restrictions on Transfer. Certificates evidencing the Restricted Shares shall have noted conspicuously on the certificate a legend required under applicable securities laws or otherwise determined by the Company to be appropriate, such as:

TRANSFER IS RESTRICTED

The securities evidenced by this certificate are subject to restrictions on transfer and forfeiture provisions which also apply to the transferee as set forth in a restricted stock agreement dated May 7, 2007, a copy of which is available from the company. The securities evidenced by this certificate may not be sold, transferred, assigned, or hypothecated unless (1) there is an effective registration under such act covering such securities, (2) the transfer is made in compliance with rule 144 promulgated under such act, or (3) the issuer receives an opinion of counsel, reasonably satisfactory to the company, stating that such sale, transfer, assignment or hypothecation is exempt from the registration requirements of such act.

6.  Change in Capitalization.

(a) The number and kind of Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding is effected without receipt of consideration by the Company. No fractional shares shall be issued in making such adjustment.

(b) In the event of a merger, consolidation, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets or other material change in the capital structure of the Company, or a tender offer for shares of Common Stock, or other reorganization of the Company or upon a Change in Control, the Committee shall take such action to make such adjustments with respect to the Shares or the terms of this Award as the Committee, in its sole discretion, determines in good faith is necessary or appropriate, including, without limitation, adjusting the number and class of securities subject to the Award, substituting cash, other securities, or other property to replace the Award, or removing of restrictions on Shares. If the Committee substitutes cash, the unvested portion of the Award shall be adjusted through the Distribution Date for Vested Shares by the annualized dividend yield of the Company for the four (4) most recently completed calendar quarters as of the date of the transaction and, within ten (10) business days following the Distribution Date of Vested Shares, payment shall be released from escrow and made to the Recipient.

(c) All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Recipient. Any action taken by the Committee need not treat all recipients of awards under the Plan equally.

(d) The existence of the Plan and the Restricted Unit Grant shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

7. Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.

8. Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

9. Notice. Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

10. Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11. Entire Agreement. Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter.

12. Headings and Capitalized Terms. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award. Capitalized terms used, but not defined, in this Award shall be given the meaning ascribed to them in the Plan.

13. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14. No Right to Continued Retention. Neither the establishment of the Plan nor the award of Restricted Shares hereunder shall be construed as giving Recipient the right to continued service with the Company or an Affiliate.

15. Definitions. As used in these Terms and Conditions in this Agreement:

“Beginning Stock Price” means the average closing price per share of the Company’s Common Stock for the twenty (20) days the exchange on which the Company’s Common Stock is traded is open which immediately precede the Grant Date.

“Cause” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company, or, if there is none, then Cause shall mean the occurrence of any of the following events:

(a) willful refusal by the Recipient to follow a lawful direction of the person to whom the Recipient reports or the Board of Directors of the Company (the “Board”), provided the direction is not materially inconsistent with the duties or responsibilities of the Recipient’s position with the Company, which refusal continues after the Board has again given the direction in writing;

(b) willful misconduct or reckless disregard by the Recipient of his duties or of the interest or property of the Company;

(c) intentional disclosure by the Recipient to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Company;

(d) any act by the Recipient of fraud against material misappropriation from, significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of at least two-thirds of the members of the Board (excluding the Recipient), such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates; or

(e) commission by the Recipient of a felony as reasonably determined by at least two-thirds of the members of the Board (excluding the Recipient).

“Change in Control” means any one of the following events which occurs following the Grant Date:

(a) the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefits plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation, of equity securities of the Company, resulting in such person or persons holding equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the combined ordinary voting power of the Company’s then outstanding equity securities;

(b) individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c) a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own equity securities of the surviving entity representing more than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(d) a sale, or one or more sales occurring in a twelve-month period, of all or substantially all of the assets of the Company to any third party.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Award by reason of any actions or events in which the Recipient participates in a capacity other than in his capacity as an officer, employee, or director of the Company or an Affiliate.

“Confidential Information” means data and information relating to the Business of the Company or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Recipient or of which the Recipient became aware as a consequence of or through his relationship to the Company or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or an Affiliate (except where such public disclosure has been made by the Recipient without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company or any of its Affiliates.

“Ending Stock Price” means the average closing price per share of the Company’s Common Stock for the twenty (20) days the exchange on which the Company’s Common Stock is traded is open which end on the last day of the Performance Period, except that in the case of a Change in Control, the Ending Stock Price shall mean the closing price per share of the Company’s Common Stock on the date of the Change in Control or, if no closing price, the implied price the share of Common Stock paid in the Change in Control transaction.

“Good Reason” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company, or, if there is none, then Good Reason shall mean the occurrence of all of the events listed in either (a) or (b) below:

(a) (i) the Recipient experiences a material diminution of the Recipient’s responsibilities of his position, as reasonably modified by the person to whom the Recipient reports or the Board from time to time, such that the Recipient would no longer have responsibilities substantially equivalent to those of other executives holding equivalent positions at companies with similar revenues and market capitalization;

(ii) the Recipient gives written notice to the Company of the facts and circumstances constituting the material diminution in responsibilities within ten (10) days following the occurrence of such material diminution;

(iii) the Company fails to remedy the material diminution in responsibilities within ten (10) days following the Recipient’s written notice of the material diminution in responsibilities; and

(iv) the Recipient terminates his employment and this Agreement within ten (10) days following the Company’s failure to remedy the material diminution in responsibilities.

(b) (i) the Company requires the Recipient to relocate the Recipient’s primary place of employment to a new location, that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Recipient’s consent;

(ii) the Recipient gives written notice to the Company within ten (10) days following receipt of notice of relocation of his objection to the relocation;

(iii) the Company fails to rescind the notice of relocation within ten (10) days following the Recipient’s written notice; and

(iv) the Recipient terminates his employment within ten (10) days following the Company’s failure to rescind the notice.

“Performance Period” means the period from and including the Grant Date through December 31, 2010. Notwithstanding the foregoing, the Performance Period shall end on the earliest to occur of the following:

(a) the date of the Change in Control;

(b) the Recipient’s cessation of services as an employee, director or consultant of the Company or an Affiliate due to death or Disability;

(c) the Recipient’s resignation from the Company for Good Reason; or

(d) the Recipient’s termination of employment by the Company for Cause.

“Target Shareholder Return” means an annualized Total Shareholder Return of at least 11% compounded annually as of December 31 each year after the Grant Date through the last day of the Performance Period.

“Total Shareholder Return” means the sum of the total increase (decrease) of the Ending Stock Price over the Beginning Stock Price, plus any dividends paid to a shareholder of record with respect to one share of Common Stock during the Performance Period.

“Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

EXHIBIT 1

VESTING SCHEDULE

A.
The Restricted Units shall become Vested Units on December 31, 2010, provided that the Company has achieved the Target Shareholder Return as of the last day of the Performance Period, and provided further that the Recipient must remain an employee, director or consultant of the Company or an Affiliate through December 31, 2010.

B.	Notwithstanding the foregoing, all Restricted Units shall become Vested Units if they have not been previously forfeited on the earliest to occur of the following:

1.	the Recipient’s cessation of services as an employee, director or consultant of the Company or an Affiliate due to the Recipient’s death or Disability;

2.	the Recipient’s resignation from the Company for Good Reason; or

3.	the Recipient’s termination of employment by the Company without Cause.

, but, in each case, only if the Company has achieved the Target Shareholder Return as of the date of such event. If the Company has not achieved the Target Shareholder Return as of such date, the Restricted Units which have not become Vested Units shall be forfeited.

C.
Notwithstanding any other provision hereof, Restricted Units which have not become Vested Units by December 31, 2010 are forfeited. Restricted Shares which have not become Vested Shares as of the Recipient’s cessation of services as an employee, director, or consultant of the Company or an Affiliate shall be forfeited.

EXHIBIT 2

NOTICE OF WITHHOLDING ELECTION
PURSUANT TO OMEGA HEALTHCARE INVESTORS, INC.
2004 STOCK INCENTIVE PLAN

TO: Omega Healthcare Investors, Inc.
Attention: Chief Financial Officer

FROM:

RE:  Withholding Election

This election relates to the Performance Restricted Unit Grant identified in Paragraph 3 below. I hereby certify that:

(1) My correct name and social security number and my current address are set forth at the end of this document.

(2) I am (check one, whichever is applicable).

[ ] the original recipient of the Performance Restricted Unit Grant.

[ ]	the legal representative of the estate of the original recipient of the Performance Restricted Unit Grant.

[ ]	a legatee of the original recipient of the Performance Restricted Unit Grant.

[ ]	the legal guardian of the original recipient of the Performance Restricted Unit Grant.

(3) The Performance Restricted Unit Grant pursuant to which this election relates was issued with a Grant Date of __________________ under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan (the “Plan”) in the name of _________________ for a total of ______________ Restricted Units. This election relates to ______ shares of Common Stock issuable pursuant to the Performance Restricted Unit Grant, provided that the numbers set forth above shall be deemed changed as appropriate to reflect stock splits and other adjustments contemplated by the applicable Plan provisions.

(4) I hereby elect to have certain of the shares of Common Stock withheld by the Company for the purpose of having the value of the shares applied to pay federal, state and local, if any, taxes arising from the exercise.

The fair market value of the shares of Common Stock to be withheld in addition to $_________ in cash to be tendered to the Company by the recipient of the Performance Restricted Unit Grant shall be equal to the minimum statutory tax withholding requirement under federal, state and local law in connection with the exercise.

(5) This Withholding Election is made no later than ten (10) days after the Tax Notice Date and is otherwise timely made pursuant to the Plan.

(6) I further understand that, if this Withholding Election is not disapproved by the Committee, the Company shall withhold from the Common Stock issuable to me a whole number of shares of Common Stock having the value specified in Paragraph 4 above.

(7) The Plan has been made available to me by the Company, I have read and understand the Plan and I have no reason to believe that any of the conditions therein to the making of this Withholding Election have not been met. Capitalized terms used in this Notice of Withholding Election without definition shall have the meanings given to them in the Plan.

Dated:

Signature:

Name (Printed)

______________________________
Street Address

______________________________
City, State, Zip Code